Exhibit 23(a)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference in this Registration Statement of MDU Resources Group, Inc. on Form S-8 of our report dated February 17, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the application of procedures relating to certain adjustments, disclosures and reclassifications of consolidated financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such adjustments, disclosures and reclassifications, specifically as it relates to adjustments resulting from the Company's October 29, 2003 stock split as described in Note 11; disclosures related to the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, as described in Note 3; reclassifications resulting in additional disclosures of revenues and operations and maintenance expenses in the consolidated financial statements as described in Note 1; and disclosures related to the Company's adoption of SFAS No. 143, Asset Retirement Obligations, as described in Note 9 to the consolidated financial statements; and an explanatory paragraph concerning the Company's changes in accounting for asset retirement obligations and goodwill) appearing in the Annual Report on Form 10-K of MDU Resources Group, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.



Deloitte & Touche LLP
Minneapolis, Minnesota
August 27, 2004